                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement        [   ]   Confidential,  For Use of the
                                                  Commission  only (as permitted
                                                  by Rule 14a-6(e)(2))

[ X ]     Definitive Proxy Statement

[   ]     Definitive Additional Materials

[   ]     Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule 240.14a-12

                            PREDICTIVE SYSTEMS, INC.
                (Name of Registrant as Specified In Its Charter)

                            PREDICTIVE SYSTEMS, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ X ]   No fee required.

[   ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)   Title of each class of securities to which transaction applies:

               -----------------------------------------------------------------

         (2)   Aggregate number of securities to which transaction applies:

               -----------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

               -----------------------------------------------------------------

         (4)   Proposed maximum aggregate value of transaction:

               -----------------------------------------------------------------

         (5)   Total fee paid:

               -----------------------------------------------------------------

[   ]   Fee paid previously with preliminary materials.

[   ]    Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)   Amount Previously Paid:
                                       -----------------------------------------

         (2)   Form, Schedule or Registration Statement No.:
                                                             -------------------

         (3)   Filing Party:
                             ---------------------------------------------------
         (4)   Date Filed:
                          ------------------------------------------------------

                            PREDICTIVE SYSTEMS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           --------------------------

                              Tuesday, May 22, 2001
                                   10:00 a.m.

                           --------------------------

TO OUR STOCKHOLDERS:

         The 2001 Annual Meeting of Stockholders of Predictive Systems, Inc., a Delaware corporation, will be held on Tuesday, May 22, 2001 at 10:00 a.m. local time, located at 417 Fifth Avenue, 11th Floor, New York, New York 10016 for the following purposes:

         1. To elect three directors to serve until the 2004 Annual Meeting of Stockholders and until their successors are elected;


         2. To ratify the appointment of Arthur Andersen LLP as our independent auditors for the fiscal year ending December 31, 2001;

         3. To approve an amendment to our 1999 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance under the plan by 14,000,000 shares to an aggregate of 21,004,637 shares; and

         4. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on April 23, 2001 are entitled to notice of and to vote at the meeting.

         All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                               Sincerely,


                                               William W. Wyman
                                               Chief Executive Officer

New York, New York
May 1, 2001


                             YOUR VOTE IS IMPORTANT.
        PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY FOLLOWING THE
                    INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

                            PREDICTIVE SYSTEMS, INC.

                           --------------------------

                             PROXY STATEMENT FOR THE
                       2001 ANNUAL MEETING OF STOCKHOLDERS

                           --------------------------

                               GENERAL INFORMATION



         This Proxy Statement is furnished to stockholders of record of Predictive Systems, Inc., a Delaware corporation (the "Company"), as of April 23, 2001 in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at the Annual Meeting of Stockholders to be held on Tuesday, May 22, 2001 at 10:00 a.m. (New York City time) at 417 Fifth Avenue, 11th Floor, New York, New York 10016 (the "Annual Meeting").

         Shares cannot be voted at the Annual Meeting unless the owner is present in person or by proxy. All properly executed and unrevoked proxies in the accompanying form that are received in time for the Annual Meeting will be voted at the Annual Meeting or any adjournment thereof in accordance with instructions thereon, or if no instructions are given, will be voted, (i) FOR the election of the named nominees as Directors of the Company, (ii) FOR the ratification of Arthur Andersen LLP, independent public accountants, as independent auditors of the Company for the fiscal year ending December 31, 2001, and (iii) FOR an amendment to our 1999 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance under the plan by 14,000,000 shares to an aggregate of 21,004,637 shares. The Company does not know of any matters other than described in the Notice of Annual Meeting that are to come before the Annual Meeting. Any person giving a proxy may revoke it by written notice to the Company at any time prior to exercise of the proxy. In addition, although mere attendance at the Annual Meeting will not revoke the proxy, a stockholder who attends the meeting may withdraw his or her proxy and vote in person. Broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) and shares for which duly executed proxies have been received but with respect to which holders of shares have abstained from voting, will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the Annual Meeting and will have the same effect as negative votes, whereas broker "non-votes" will not be counted for purposes of determining whether a proposal has been approved.

         The Annual Report of the Company (which does not form a part of the proxy solicitation materials), containing the consolidated financial statements of the Company for the fiscal year ended December 31, 2000, is being distributed concurrently herewith to stockholders.

         This Proxy Statement and the accompanying proxy card are being mailed on or about May 1, 2001 to the stockholders of the Company entitled to vote at the Annual Meeting.

                                VOTING SECURITIES

         The Company has one class of voting securities outstanding, its Common Stock, $0.001 par value per share (the "Common Stock"). Each holder of Common Stock is entitled to one vote for each share held. In addition, the Company is authorized to issue up to an aggregate of 10,000,000 shares of preferred stock, $0.001 par value per share (the "Preferred Stock"), with such voting rights as may be determined by the Board of Directors. The Company does not have current plans to issue any shares of Preferred Stock. At the Annual Meeting, each stockholder of record at the close of business on April 23, 2001 will be entitled to one vote for each share of Common Stock owned on that date as to each matter presented at the Annual Meeting. On April 23, 2001, there were 35,734,299 shares of Common Stock outstanding, held by 86 unique stockholders of record. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting during regular business hours at the principal executive offices of the Company at the address specified above.

                            ANNUAL MEETING PROPOSALS

                                   PROPOSAL 1

                              --------------------

                              ELECTION OF DIRECTORS

         Unless otherwise directed, the persons appointed in the accompanying form of proxy intend to vote at the Annual Meeting FOR the election of the nominees named below as Directors of the Company to serve until the 2004 Annual Meeting of Stockholders or until their successors are duly elected and qualified. If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies may be voted in favor of a substitute designated by the Board of Directors to fill the vacancy. The Board of Directors does not currently anticipate that any nominee will be unable to be a candidate for election. Each nominee is currently a Director of the Company. The affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting is required to elect the Directors.

         The Board of Directors currently has eight members divided into three classes, serving staggered three year terms. Messrs. Bloom, Meyer and Wyman are our Class II directors whose terms expire at the Annual Meeting, each of whom is a nominee for election. Messrs. Kelly, Sidhu and Smith are our Class III directors whose terms expire at the 2002 Annual Meeting of stockholders. Messrs. Pettengill and Belau are Class I directors whose terms expire at the 2003 Annual Meeting of stockholders. These staggered classes, when coupled with the provision of our amended and restated certificate of incorporation authorizing the Board of Directors to fill vacant directorships or increase the size of the Board of Directors, may delay a stockholder from removing incumbent directors and simultaneously gaining control of the Board of Directors by filling the vacancies with its own nominees.

Information Regarding the Nominees for Election as Directors

         The following information with respect to the principal occupation or employment, other affiliations and business experience during the last five years of the nominees have been furnished to the Company by such nominees. Except as indicated, the nominees have had the same principal occupation for the last five years.

         Peter L. Bloom, 43, has been a director of the Company since March 1999. Mr. Bloom is a managing member of General Atlantic Partners, LLC, a private equity investment firm that focuses exclusively on Internet and information technology investments on a global basis, and has been at General Atlantic since 1995. From 1982 to 1995, Mr. Bloom served in various roles at Salomon Brothers, including as Managing Director of Salomon's U.S. Technology Division. Mr. Bloom is a Director of Bindview Development Corporation and a Special Advisor to the Board of Directors of E*TRADE Group, Inc.

         Eric Meyer, 40, has been a director of the Company since its inception in February 1995. Mr. Meyer is a co-founder of Meyer, Duffy & Associates and Meyer Duffy Ventures, firms that invest in early stage networking and Internet technology companies. Mr. Meyer has been at Meyer, Duffy & Associates since 1994. From 1992 to 1994, Mr. Meyer served as a Vice President at Oak Hall Capital Advisors. Mr. Meyer is the step-brother of Robert L. Belau, the Company's President and one of its directors.

         William W. Wyman, 63, has been a director of the Company since September 1999 and has been the Chairman of the Board of Directors and the interim Chief Executive Officer of the Company since March 2001. Since 1995, Mr. Wyman has been a business advisor and counselor on a broad range of issues to a number of corporate chief executives of financial services, information services, forest products and software companies. From 1984 to 1995, Mr. Wyman was a partner at Oliver, Wyman & Company, a firm which specializes in management consulting to large financial institutions and which he co-founded. Mr. Wyman is a director of SS&C Technologies and U.S. Timberlands. He also serves as a trustee of the Dartmouth Hitchcock Medical Center and on the Boards of Advisors of The Sprout Group, a venture capital fund associated with Credit Suisse First Boston, and Legend Capital, a leveraged buyout firm associated with Castle Harlan Investments.

         THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF PETER L. BLOOM, ERIC MEYER AND WILLIAM W. WYMAN AS DIRECTORS UNTIL THE 2004 ANNUAL MEETING OF STOCKHOLDERS.

Information Regarding Continuing Directors for Term Ending Upon the 2002 Annual Meeting of Stockholders

         Braden R. Kelly, 30, has been a director of the Company since June 1999. Mr. Kelly has been a managing member of General Atlantic Partners, LLC, since February 2001. From 1995 to 2001, Mr. Kelly served as an associate and then a principal at General Atlantic. Mr. Kelly is a director of Eclipsys Corporation and Tickets.com, Inc. From 1993 to 1994, Mr. Kelly served as a Financial Analyst at Morgan Stanley & Company.

         Inder Sidhu, 41, has been a director of the Company since September 1999. Mr. Sidhu has been the Vice President of Worldwide Professional Services at Cisco Systems, Inc. since December 1998. From 1995 to 1998, Mr. Sidhu served in various executive management positions in the Sales and Business Development organizations at Cisco. From 1991 to 1995, Mr. Sidhu was a consultant at McKinsey & Company. Prior to that, Mr. Sidhu led a network management group at 3Com Corporation.

         William L. Smith, 43, has been a director of the Company since March 2000. Mr. Smith has been with BellSouth Corporation since 1979, most recently serving since January 2000 as its Executive Vice President of Network Planning and Chief Technology Officer, where he is responsible for, among other things, strategic planning of BellSouth's telecommunications infrastructure, as well as its product development, Internet, entertainment and long distance units. From February 1998 to December 1999, he served as Vice President - Network Strategic Planning for BellSouth Telecommunications, BellSouth's domestic telephone unit. Prior to that he served as President of BellSouth's Internet unit from December 1997 through January 1998, and from September 1996 to November 1997 as Executive Director - Product Commercialization Unit. From January 1995 to August 1996, he served as Assistant Vice President - Data Services Unit for BellSouth.

Information Regarding Continuing Directors for Term Ending Upon the 2003 Annual Meeting of Stockholders

         Ronald G. Pettengill, Jr., 41, co-founded the Company in February 1995 and was Chairman of the Board and the Chief Executive Officer of the Company from inception until his resignation in March 2001. Prior to founding the Company, Mr. Pettengill was Senior Vice President of Network Operations at Allerion, Inc., a systems integration and network control center design, operation and service delivery firm, from 1992 to 1995. From 1990 to 1992, Mr. Pettengill was the Director of Technical Services at Network Management, Inc., which provided consulting services to assist Fortune 500 companies migrate from mainframe to network-based client/server environments. Prior to working at Network Management, Mr. Pettengill was the Network Manager at Bear, Stearns & Co. Inc.

         Robert L. Belau, 37, co-founded the Company in February 1995 and has been President and a director of the Company since that time. Prior to founding the Company, Mr. Belau was the Director of Sales at Allerion, and also managed the definition, productization and pricing of its network management outsourcing services, from 1993 to 1995. From 1987 to 1993, Mr. Belau was the Director of Sales at Network Management. Mr. Belau is the step-brother of Eric Meyer, one of our directors.

Committees of the Board

         The Audit Committee reports to the Board of Directors regarding the appointment and performance of the Company's independent public accountants, the scope and results of our annual audits, fees to be paid to the independent public accountants, compliance with the Company's accounting and financial policies and management's procedures and policies relative to the adequacy of the Company's internal accounting controls. The members of the Audit Committee are Messrs. Meyer, Kelly and Wyman. In order to comply with applicable rules and regulations of the Nasdaq National Market and the Securities and Exchange Commission, effective May 1, 2001, the Audit Committee was reconstituted such that its members are Messrs. Smith, Sidhu and Kelly.

         The Compensation Committee reviews and makes recommendations to the Board of Directors regarding the Company's compensation policies and all forms of compensation to be provided to the Company's executive officers and directors. In addition, the Compensation Committee reviews bonus and stock compensation arrangements for all of the Company's other employees. The members of the Compensation Committee are Messrs. Meyer and Bloom.

Compensation Committee Interlocks and Insider Participation

         No interlocking relationships exist between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past with the exception of the following:

         o Messrs. Belau and Meyer serve on the board of directors of Tribeca Software, a network management software company and Mr. Meyer currently serves as an executive officer of Tribeca. Please see "Certain Transactions - Relationship with Tribeca Software" for information about the Company's relationship with Tribeca.

         o Messrs. Pettengill and Meyer serve on the board of directors of Riversoft PLC, a network management software company. Please see "Certain Transactions - Relationship with Riversoft PLC" for information about the Company's relationship with Riversoft.

         o Mr. Meyer currently serves on the board of directors of CCC Network Systems and during fiscal 2000 served on the board of directors of Paradigm4, Inc. Please see "Certain Transactions
                  - Relationship with CCC Network Systems" and "- Relationship with Paradigm4" for information about the Company's relationship with these companies.


Attendance at Board and Committee Meetings

         During 2000, the Board of Directors held eight meetings and acted two times by unanimous written consent. During this period, each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which that director served during 2000.

Director Compensation

         The Company does not currently compensate its directors for attending meetings of the Board of Directors or committee meetings of the Board of Directors, but it does reimburse directors for their reasonable travel expenses incurred in connection with attending these meetings.

         Under the automatic option grant program of the 1999 Stock Incentive Plan, each individual who first joins the Board of Directors after November 1, 1999 as a non-employee member of the Board of Directors will also receive an option grant for 25,000 shares of the Company's Common Stock at the time of his or her commencement of service on the Board of Directors. In addition, at each Annual Meeting of Stockholders, each individual who is to continue to serve as a non-employee member of the Board of Directors will receive an option to purchase 2,500 shares of the Company's Common Stock. Mr. Smith was granted options to purchase 25,000 shares of the Company's Common Stock at a price of $60.50 per share in March 2000. These options vest over a period of four years.


                                   PROPOSAL 2

                                ----------------

                          RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

         Upon the recommendation of the Audit Committee, the Board of Directors has selected Arthur Andersen LLP, independent public accountants, as independent certified public accountants of the Company to report on the Company's financial statements for the year ending December 31, 2001, and to perform such other services as may be requested, subject to the ratification of such appointment by the stockholders at the Annual Meeting. A majority of the votes of the outstanding shares of Common Stock is required to ratify the appointment of the accountants. Although stockholder ratification is not required, the Board of Directors considers it desirable for the stockholders to pass upon the selection of the independent accountants. If the stockholders disapprove of the selection of Arthur Andersen LLP as independent public accountants, the Board of Directors will consider the selection of other independent certified public accountants. A representative of Arthur Andersen LLP will attend the Annual Meeting with the opportunity to make a statement if he or she so desires and will also be available to answer inquiries.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.


                                   PROPOSAL 3

                                ----------------

                   AMENDMENT TO THE 1999 STOCK INCENTIVE PLAN


         In October 2000, the Board of Directors approved an amendment to the 1999 Stock Incentive Plan to increase the number of shares reserved for issuance thereunder by 14,000,000 shares, for a total number of shares authorized for issuance under the 1999 Stock Incentive Plan of 21,004,637 shares. We believe that our ability to grant stock options is critical to our success in attracting and retaining experienced and qualified employees. For a description of the 1999 Stock Incentive Plan, see "Summary of the 1999 Stock Incentive Plan" below.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE 1999 STOCK INCENTIVE PLAN.


         EXECUTIVE COMPENSATION, MANAGEMENT AND OTHER INFORMATION

                               Executive Officers

         The following table sets forth, as of April 1, 2001, the name, age and position of each of the Company's executive officers and other key employees:


      Name                        Age                                     Position
      ----                        ---                                     --------
William W. Wyman                  63        Chairman of the Board and Interim Chief Executive Officer(1)
Robert L. Belau                   37        President and Director
Gerard E. Dorsey                  54        Chief Financial Officer and Executive Vice President
Bart Greenwood                    41        Chief Operating Officer and Executive Vice President
Anish Bhimani                     30        Chief Technology Officer and Executive Vice President
Gregory D. Nicastro               41        General Manager,  Global  Integrity  Managed Services and Executive
                                            Vice President
Eamonn J. Kearns                  47        Managing Director, Europe and Executive Vice President
Gary N. Papilsky                  29        General Counsel, Executive Vice President and Secretary


-------------
(1) Ronald G. Pettengill, Jr. resigned as Chairman of the Board of Directors of the Company effective March 28, 2001 and as Chief Executive Officer of the Company effective March 30, 2001. William W. Wyman currently serves as Chairman of the Board of Directors and was appointed interim Chief Executive Officer of the Company effective March 30, 2001. The Company is currently searching for a permanent Chief Executive Officer.

Information Concerning Executive Officers Who Are Not Directors

         Gerard E. Dorsey has been Chief Financial Officer and Executive Vice President since September 1999. Prior to joining the Company, Mr. Dorsey was Senior Vice President-Finance, Chief Financial Officer and Secretary of Intelligroup, Inc., a professional information technology consulting services company, from 1998 to 1999. From 1995 to 1998, Mr. Dorsey was Senior Vice President-Finance and Chief Financial Officer of Ariel Corporation, a data communications company. Prior to joining Ariel Corporation, from 1991 until 1995, Mr. Dorsey was Chief Financial Officer of Information Management Technologies Corporation, a printing and office services outsourcing company. From 1987 until 1990, Mr. Dorsey was Treasurer of Loral Corporation.

         Bart Greenwood has been Chief Operating Officer and Executive Vice President since January 2001. Prior to joining the Company, since 1994, Mr. Greenwood was Chief Operating Officer of Synet Service Corporation, a network and systems management consulting firm acquired by the Company in October 2000.

         Anish Bhimani has been Chief Technology Officer and Executive Vice President since January 2001. Prior to that, since February 2000, Mr. Bhimani was a Senior Vice President at Global Integrity Corporation, a network security consulting firm acquired by the Company in December 2000. From 1998 through 2000, Mr. Bhimani served in various executive management positions at Global Integrity. From 1997 to 1998, Mr. Bhimani was Chief Scientist in the Center for Information Protection at Science Applications International Corporation, the former parent company of Global Integrity. From 1996 to 1997, Mr. Bhimani was the Director for Security and Fraud Reduction at Bell Communications Research.

         Gregory D. Nicastro has been General Manager, Global Integrity Managed Services and Executive Vice President since January 2000. Prior to that, from April 1999 to December 2000, Mr. Nicastro served as Vice President of Services Strategy and prior to that, as Vice President of Marketing since 1997. Prior to joining the Company, Mr. Nicastro founded ActingExec, a marketing consulting firm, in 1995. From July 1995 to October 1995, Mr. Nicastro was Director of Systems Marketing at 3Com Corporation. From 1988 to 1995, Mr. Nicastro served as National Account Sales Manager at Sun Microsystems.

         Eammon J. Kearns has been Managing Director, Europe and Executive Vice President since January 2001. Prior to joining the Company, Mr. Kearns was a Sales Director of American Management Systems, a professional services and consultancy firm, from August 1996 through December 2000. From January 1996 to August 1996, Mr. Kearns was Head of UK operations for Computer Sciences Corporation.

         Gary N. Papilsky has been General Counsel and Executive Vice President since October 1999 and Secretary since March 2001. Prior to joining the Company, Mr. Papilsky was an attorney with Brobeck, Phleger & Harrison LLP, a law firm specializing in emerging growth technology companies, from 1998 to 1999. From 1996 to 1998, Mr. Papilsky was an attorney with the law firm of Sonnenschein Nath & Rosenthal.

Executive Compensation

         The following table sets forth the compensation received by the Company's Chief Executive Officer as of December 31, 2000 and by the other four executive officers who served as executive officers as of December 31, 2000 and whose salary exceeded $100,000 in 2000 for services rendered in all capacities to the Company during 2000 (together, the "Named Executive Officers").

                           Summary Compensation Table

                                                                                             Long-Term
                                                                                           Compensation
                                                                                               Awards
                                                              Annual Compensation              Shares
                                                            -----------------------         Underlying
       Names and Principal Position            Year         Salary            Bonus           Options
       ----------------------------            ----         ------            -----           -------

Ronald G. Pettengill, Jr. ..............       2000        $200,000          $80,000                --
   Chief Executive Officer(1)                  1999         195,833           75,000           200,000
                                               1998         175,000           50,000            60,000

Robert L. Belau.........................       2000        $200,000          $80,000                --
   President                                   1999         195,833           75,000           200,000
                                               1998         175,000           50,000            60,000

Gerard E. Dorsey........................       2000        $210,000          $75,000           100,000
   Chief Financial Officer                     1999(2)       25,500           18,750           175,000
                                               1998              --               --                --

Thomas R. Joseph........................       2000        $165,000         $117,400                --
   Vice President, General Manager North       1999         150,000           99,000           100,000
   America(3)                                  1998         112,500          190,000           270,000

Gregory D. Nicastro.....................       2000        $186,340         $100,000           150,000
   General Manager, Global Integrity           1999         154,700           50,000                --
   Managed Services and Executive Vice         1998         140,000           14,000                --
   President


(1) On March 30, 2001, Mr. Pettengill resigned as Chief Executive Officer of the Company and William W. Wyman was appointed interim Chief Executive Officer.

(2) Represents compensation received from October 1999, the start date of Mr. Dorsey's employment, through end of year.

(3)   Mr. Joseph resigned from the Company on January 18, 2001.

         In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted for each of the Named Executive Officers because the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for each of the Named Executive Officers in 2000.

Option Grants in Last Fiscal Year

         The following table sets forth grants of stock options for the year ended December 31, 2000 to the Named Executive Officers. Messrs. Pettengill, Belau and Joseph were not granted stock options in the year ended December 31, 2000. The Company has never granted any stock appreciation rights. The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated assuming that the fair market value of Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts are calculated based on the requirements of the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. The percentage of total options granted to employees in the last fiscal year is based on options to purchase an aggregate of 4,421,735 shares of Common Stock granted under the Company's option plans.

                                                     Percent of
                                      Number of         Total
                                      Securities       Options                                  Potential Realizable Value at
                                      Underlying     Granted to      Exercise                   Assumed Annual Rates of Stock
                                       Options      Employees in    Price Per     Expiration    Price Appreciation for Option
               Name                    Granted          2000        Share ($)        Date                   Term
               ----                    -------          ----        ---------        ----       -----------------------------
                                                                                                     5%              10%
Gerard E. Dorsey                       100,000         2.262%         $8.81        11/30/10       $554,056       $1,404,087
Gregory D. Nicastro                    150,000         3.392%         $8.81        11/30/10       $831,084       $2,106,131

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
--------------------------------------------------------------------------------

         The following table sets forth information concerning the value realized upon exercise of options during 2000 and the number and value of unexercised options held by each of the Company's Named Executive Officers at December 31, 2000. The last reported sale price of the Company's Common Stock in 2000 was $7.1562 per share on December 29, 2000. Accordingly, the values set forth below have been calculated on the basis of the fair market value on December 29, 2000, less the applicable exercise price per share, multiplied by the number of shares underlying the options.


                                                                                                    In-the-Money Options at
                                                                   Options at Fiscal Year-End           Fiscal Year-End
                                                                  ---------------------------    ----------------------------
                                                                      Number of Securities
                                        Shares                       Underlying Unexercised          Value of Unexercised
                                      Acquired on      Value      -----------------------------------------------------------
               Name                    Exercise      Realized     Exercisable    Unexercisable   Exercisable    Unexercisable
               ----                    --------      --------     -----------    -------------   -----------    -------------

Ronald G. Pettengill, Jr.                 --            --          913,333          66,667       $5,347,661      $210,414
Robert L. Belau                           --            --          913,333          66,667       $5,347,661      $210,414
Gerard E. Dorsey                          --            --           47,916         227,084           --             --
Gregory D. Nicastro                     113,600     $2,449,677       57,525         314,875        $321,297       $992,241
Thomas R. Joseph                        109,000     $3,312,560      246,000         105,000       $1,299,175      $218,901


Employment Agreements
--------------------------------------------------------------------------------

         The Company entered into executive employment agreements with Ronald G. Pettengill, Jr., its former Chairman and Chief Executive Officer, and Robert L. Belau, its President. Each employment agreement provides for an initial annual base salary of $200,000. Each employment agreement also provides for a 1999 performance-based bonus, which totaled $75,000, and bonuses in all subsequent years at the discretion of the Company's Board of Directors. Under the agreements, each executive also received options to purchase 100,000 shares of Common Stock at a price of $4.00 per share in May 1999, which vest over 3 years. Additionally, each executive received options to purchase an additional 100,000 shares of Common Stock at a price of $4.00 per share in May 1999, which vest after 4 years. These additional options will vest immediately upon the achievement of certain gross revenues thresholds.

         Mr. Pettengill's employment agreement terminated (with the exception of the restrictions on competition and solicitation sections, as described below) upon his resignation on March 30, 2001. All of Mr. Pettengill's options remain outstanding and continue to vest in accordance with their terms so long as Mr. Pettengill remains a director of the Company.

         Mr. Belau's employment agreement expires on May 11, 2002, subject to extension or earlier termination. His employment agreement provides that if he is terminated by the Company without cause or if he terminates his employment agreement for good reason, he will be entitled to receive base salary and health coverage until the later of the expiration date of his employment agreement and one year from the date of termination. Additionally, all stock options granted to him will immediately vest.

         Each employment agreement prohibits Messrs. Pettengill and Belau from competing with the Company, or soliciting the Company's customers or employees, for a period of one year from the date of their termination of employment.

        In April 2001, the Company entered into an employment arrangement with its interim Chief Executive Officer, William W. Wyman, who is also a Director of the Company. Under this arrangement, Mr. Wyman receives compensation from the Company at the rate of $100,000 per three month period. Mr. Wyman was also granted options to purchase 100,000 shares of Common Stock that vest ratably over a three month period ending June 2001. The exercise price per share for these options is $2.26. When a permanent Chief Executive Officer is determined, Mr. Wyman will relinquish his position as the Company's interim Chief Executive Officer.

         The Company has also entered into an employment agreements with Gerard
E. Dorsey, its Chief Financial Officer, Eamonn Kearns, its Managing Director, Europe and Bart Greenwood, its Chief Operating Officer.

         The Company's agreement with Mr. Dorsey provides for an initial base salary of $210,000 and an annual bonus of up to a maximum of $75,000. Under the agreement, Mr. Dorsey received options to purchase 175,000 shares of Common Stock at a price of $11.05 per share in October 1999, which vest over 4 years. The agreement further provides that Mr. Dorsey will receive an automobile allowance of $650 per month. The agreement prohibits Mr. Dorsey from competing with the Company and soliciting its employees for a period of one year from the termination of his employment. The agreement has an initial term of three years, and renews automatically for successive one year periods unless written notice is given by either party. The employment agreement with Mr. Dorsey expires on September 24, 2002, subject to extension or earlier termination. Mr. Dorsey's agreement provides that if he is terminated by the Company without cause or if he terminates his employment agreement with the Company for good reason, he will be entitled to receive his base salary until the earlier of twelve months after the date of his termination or the date he accepts new employment. Under terms of this agreement, good reason includes if Mr. Dorsey terminates his employment within 30 days after a change in control of the Company. If Mr. Dorsey is terminated by the Company without cause or if he terminates his employment agreement with the Company for good reason, any unvested options will vest immediately.

         The Company's agreement with Mr. Kearns provides for an initial base salary of British Pounds 120,000, approximately $173,316 at an exchange rate of 1.4443, plus a bonus based on his and the Company's overall performance. Under the agreement, Mr. Kearns received options to purchase 100,000 shares of Common Stock at a price of $2.875 per share in January 2001, which vest over four years. The Company agreed to contribute an amount equal to six percent of Mr. Kearn's base salary to a pension plan. The employment agreement prohibits Mr. Kearns from competing with the Company and soliciting the Company's employees for a period of 12 months, from the termination of his employment. The agreement is in effect until terminated by either party by giving at least 6 months notice to the other party.

         The Company's agreement with Mr. Greenwood provides for an initial base salary of $165,000 and an annual incentive bonus of up to 50% of Mr. Greenwood's base salary. The agreement prohibits Mr. Greenwood from competing with the Company and soliciting its employees for a period of two years from the termination of his employment. The agreement provides for at-will employment, and provides that if Mr. Greenwood is terminated by the Company without cause, he will be entitled to receive his base salary for a period of 6 months.

1999 Stock Incentive Plan

         The 1999 Stock Incentive Plan (the "1999 Plan") is intended to serve as the successor equity incentive program to the Company's 1998 Stock Option/Stock Issuance Plan and the Company's 1998 California Stock Option/Stock Issuance Plan. The 1999 Plan became effective upon its adoption by the Board of Directors on September 14, 1999 and was approved by the Company's stockholders on that date.


         21,004,637 shares of Common Stock have been authorized for issuance under the 1999 Plan by the Board of Directors. This share reserve consists of the shares which were available for issuance under the predecessor plans on the effective date of the 1999 Plan plus an additional increase of 16,694,634 shares. Included in the 21,004,637 reserved for issuance by the Board are the 14,000,000 shares pending approval by the Company's stockholders as set forth under Proposal II. The share reserve will automatically be increased on the first trading day of January each calendar year, beginning in January 2001, by a number of shares equal to 1% of the total number of shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year, but no such annual increase will exceed 500,000 shares. In no event may any one participant in the 1999 Plan receive option grants or direct stock issuances for more than 500,000 shares in the aggregate per calendar year.


         Outstanding options under the predecessor plans were incorporated into the 1999 Plan upon the date of the Company's initial public offering, and no further option grants may be made under those plans. The incorporated options will continue to be governed by their existing terms, unless the Company's Compensation Committee extends one or more features of the 1999 Plan to those options. However, except as otherwise noted below, the outstanding options under the predecessor plans contain substantially the same terms and conditions summarized below for the discretionary option grant program under the 1999 Plan.

         The 1999 Plan has five separate programs:

         o the discretionary option grant program under which eligible individuals in the Company's employ or service (including officers, non-employee Directors and consultants) may be granted options to purchase shares of the Company's Common Stock;

         o the stock issuance program under which these individuals may be issued shares of the Company's Common Stock directly, with the purchase of such shares or as a bonus tied to the performance of services;

         o the salary investment option grant program under which executive officers and other highly compensated employees may elect to apply a portion of their base salary to the acquisition of special below-market stock option grants;

         o the automatic option grant program under which option grants are automatically made at periodic intervals to eligible non-employee Directors; and

         o the Director fee option grant program under which non-employee Directors may elect to apply a portion of their retainer fee to the acquisition of special below-market stock option grants.

         The discretionary option grant and stock issuance programs are administered by the Company's Compensation Committee. This committee determines which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the exercise or purchase price for each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The Compensation Committee also selects the executive officers and other highly or Director-approved sale by the stockholders of more than 50% of the Company's voting stock, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation or otherwise continued will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. The Compensation Committee may grant options under the discretionary option grant program which will accelerate in the acquisition even if the options are assumed or which will accelerate if the optionee's service is subsequently terminated. The Compensation Committee may grant options and issue shares which accelerate in connection with a hostile change in control effected through a successful tender offer for more than 50% of the Company's outstanding voting stock or by proxy contest for the election of members of the Board of Directors or the options and shares may accelerate upon a subsequent termination of the individual's service.

         Options currently outstanding under the 1999 Plan may be assumed by the successor corporation in an acquisition; such options are not by their terms subject to acceleration at the time of an acquisition or a change in control or upon the termination of the optionee's service following any such transaction.

         Stock appreciation rights may be issued under the discretionary option grant program which will provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the fair market value of the vested shares subject to the surrendered option less the aggregate exercise price payable for such shares. This appreciation distribution may be made in cash or in shares of the Company's Common Stock. There are currently no outstanding stock appreciation rights under the predecessor plans.

         The Compensation Committee has the authority to cancel outstanding options under the discretionary option grant program (including options incorporated from predecessor plans) in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

         In the event the Compensation Committee elects to activate the salary investment option grant program for one or more calendar years, each of the Company's executive officers and other highly compensated employees selected for participation may elect to reduce his or her base salary for that calendar year by a specified dollar amount not less than $5,000 nor more than $50,000. In return, the individual will automatically be granted, on the first trading day in the calendar year for which the salary reduction is to be in effect, a non-statutory option to purchase that number of shares of Common Stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of the Company's Common Stock on the grant date. The option exercise price will be equal to one-third of the fair market value of the option shares on the grant date. As a result, the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the salary reduction amount. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting in the event of an acquisition or change in control.

         Under the automatic option grant program, each individual who first joins the Company's Board of Directors as a non-employee after the Company's initial public offering will automatically be granted an option for 25,000 shares of the Company's Common Stock at the time of his or her commencement of service. In addition, on the date of each annual stockholders meeting, beginning with the 2001 Annual Meeting, each individual who has served as a non-employee member of the Board of Directors since the last annual stockholders meeting will receive an option grant to purchase 2,500 shares of the Company's Common Stock. Each automatic grant will have an exercise price equal to the fair market value per share of the Company's Common Stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of service on the Board of Directors. Each option will be immediately exercisable, subject to the Company's right to repurchase any unvested shares at the original exercise price, at the time of the board member's cessation of service. The options will vest, and the Company's repurchase right will lapse, with respect to, the initial 25,000-share option grant in a series of four (4) equal successive annual installments upon the optionee's completion of each year of service over the four (4)-year period measured from the grant date. However, each such outstanding option will immediately vest upon an acquisition or change in control or the death or disability of the optionee while serving as a member of the Board of Directors. Each 2,500-share option grant will be fully vested on grant.

         If the Director fee option grant program is put into effect in the future, then each non-employee member of the Board of Directors may elect to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the non-employee Director would otherwise be paid the cash retainer fee in the absence of his or her election. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of the Company's Common Stock on the grant date. As a result, the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of twelve equal monthly installments over the calendar year for which the election is in effect. However, the option will become immediately exercisable for all the option shares upon the death or disability of the optionee while serving as a member of the Board of Directors.

         Limited stock appreciation rights will automatically be included as part of each grant made under the automatic option grant, Director fee option grant and salary investment option grant programs and may be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this limited stock appreciation right may be surrendered to the Company upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share equal to the highest price per share of the Company's Common Stock paid in connection with the tender offer less the exercise price payable for such share.

         The Board of Directors may amend or modify the 1999 Plan at any time, subject to any required stockholder approval. The 1999 Plan will terminate no later than September 14, 2009.

Synet Service Corporation 1996 Stock Option Plan

         The Company assumed the 1996 Synet Stock Option Plan on October 16, 2000, the effective date of the acquisition of Synet Service Corporation by the Company. All options outstanding under the Synet Plan at the closing of the acquisition were assumed by the Company. No further options are expected to be granted under the Synet Plan.

         The Synet Plan provides for the grant of nonstatutory stock options to acquire Common Stock to be consistent with the purpose of the Synet Plan and the interests of the Company. The Synet Plan authorizes the granting of options to purchase Common Stock to selected employees of the Company and selected non-employee consultants and independent contractors, who have or will render service to the Company.

         The Synet Plan is administered by the Board of Directors or by the Compensation Committee. The Compensation Committee may promulgate rules and regulations for the operation of the Synet Plan, interpret the Synet Plan and related agreements and generally supervise the administration of the Synet Plan. The Compensation Committee may also modify the exercise price or number of shares, accelerate any exercise date, waive or modify any restriction with respect to an option, or accept the surrender of an existing option in exchange for the grant of a new option.

         The Synet Plan was approved by the board of directors of Synet on September 26, 1996, and will terminate on September 26, 2006. The Board of Directors has the power to suspend, terminate, modify or amend the Synet Plan at any time. No such action may alter or impair any option previously granted under the Synet Plan without the consent of the optionee. 242,459 shares of Common Stock are subject to outstanding options under the Synet Plan.

         Each option is evidenced by a stock option agreement between the Company and the optionee, and is subject to the following terms and conditions:

         Exercise Price. The Compensation Committee determines the exercise price of options at the time the options are granted. The exercise price may be less than the fair market value of the Common Stock on the date of grant.

         Exercise of Option; Form of Consideration. The Compensation Committee determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The Synet Plan permits payment to be made in cash or previously acquired shares of common stock (with some restrictions).

         Term of Option. The term of each option shall be fixed by the Compensation Committee at the date of grant and set forth in the option agreement. No option may be exercised after the expiration of its term.

         Termination of Service. If an optionee's service relationship with the Company terminates for any reason (excluding death or disability or termination for cause), then the optionee generally may exercise the option within 180 days of such termination to the extent that the option is vested on the date of termination (but in no event later than the expiration of the term of such option as set forth in the option agreement). If an optionee's service relationship with us terminates due to the optionee's death or disability, the optionee or the optionee's personal representative, estate, or the person who acquires the right to exercise the option by bequest or inheritance, as the case may be, generally may exercise the option, to the extent the option was vested on the date of termination, within three months from the date of such termination. If an optionee's service relationship is terminated for cause, as defined in the Synet Plan, the participant shall cease to have any rights to exercise the option and the Company shall have the right to buy back all shares issued previously pursuant to the exercise of options at the lower of (1) the fair market value of such stock on the termination date or (2) the price set forth in a buy-sell agreement between the participant, the Company and its other stockholders.

         Nontransferability of Options. Options granted under the Synet Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee.

         Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the Synet Plan as may be determined by the Compensation Committee. Shares acquired pursuant to exercise of the option shall be subject to a repurchase right in favor of the Company at the price set forth in the stock option agreement.

         If any stock split, reverse stock split, combination of shares or other similar transaction causes the outstanding shares of the Common Stock to increase or decrease or to be changed into a different number or kind of securities of the Company or any other corporation, the Company shall make appropriate adjustments in the number and kind of securities available for awards under the Synet Plan and in the number and kind of securities as to which outstanding options shall be exercisable, such that the participant's proportionate interest before and after the event is maintained.

         In the event of a reorganization, consolidation or merger with another corporation, the Synet Plan provides that an optionee shall be entitled to receive an equivalent option covering the shares of such reorganized, consolidated or merged company if the agreement or plan of reorganization, consolidation or merger so provides. In the event that a successor corporation in a transaction described above refuses to substitute substantially equivalent options or the Company sells or disposes of substantially all of its assets or stock, all outstanding options shall become fully vested. Optionees shall have thirty days immediately prior to the effective date of such merger, consolidation, sale or disposition to exercise their options without any limitation on exercisablity and the options shall terminate upon expiration of such period.

         An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by our employee is subject to tax withholding. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held more than 12 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

         The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding. Different rules may apply if the purchaser is also an officer or 10% stockholder.

  Global Integrity Corporation 1998 Stock Incentive Plan

         The Company assumed the Global Integrity Corporation 1998 Stock Incentive Plan on December 14, 2000, the effective date of the acquisition of Global Integrity Corporation by the Company. All options outstanding under the Global Integrity Plan at the closing of the acquisition were assumed by the Company. No further options are expected to be granted under the Global Integrity Plan.

         The Global Integrity Plan provides for awards in the form of (a) incentive stock options and nonstatutory stock options, (b) restricted shares and (c) stock units and stock appreciation rights, which the Compensation Committee determines to be consistent with the purpose of the Global Integrity Plan and the interests of the Company.

         The Global Integrity Plan authorizes the grant of awards to selected employees, officers and outside Directors of the Company or any parent or subsidiary of the Company, and to selected non-employee consultants and advisors of the Company or any parent or subsidiary of the Company. Non-employee directors may elect to receive awards of nonstatutory stock options or stock units under the Global Integrity Plan in lieu of annual retainer payments. Only common-law employees may receive incentive stock options. No participant may receive options or stock appreciation rights covering more than 500,000 shares of Common Stock in any fiscal year.

         551,048 shares of Common Stock are subject to outstanding options under the Global Integrity Plan. If an option, stock unit, share of restricted stock or stock appreciation right awarded under the Global Integrity Plan is forfeited or terminates, the unissued shares subject to such awards will again become available for issuance.

         The Global Integrity Plan is administered by the Compensation Committee. The Compensation Committee may promulgate rules and regulations for the operation of the Global Integrity Plan, interpret the Global Integrity Plan and related agreements and generally supervise the administration of the Global Integrity Plan.

         The Global Integrity Plan was approved by the board of directors of Global Integrity Corporation on April 5, 1998 and will terminate on March 31, 2008. The Board of Directors has the power to suspend, terminate, modify or amend the Global Integrity Plan at any time. No such action may alter or impair any award previously granted under the Global Integrity Plan.

         Each option is evidenced by a stock option agreement between the Company and the optionee, and is subject to the following terms and conditions:

         Exercise Price. The Compensation Committee determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Common Stock on the date such option is granted; provided, however, that the exercise price of an incentive stock option granted to a ten percent stockholder may not be less than 110% of the fair market value on the date such option is granted. The fair market value of the common stock is generally the closing market sale price (or the closing bid if no sales were reported) on the date an option is granted. A nonstatutory stock option agreement may provide that the exercise price of the option varies in accordance with a preestablished formula, provided such price is no less than 85% of the fair market value of the Common Stock on the grant date.

          Exercise of Option; Form of Consideration. The Compensation Committee determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The Global Integrity Plan permits payment to be made by cash, check, promissory note, other shares of Common Stock (with some restrictions), cashless exercises, any other form of consideration permitted by applicable law, or any combination thereof.

         Term of Option. The term of an option shall be specified in the stock option agreement. The term of an incentive stock option may be no more than ten
(10) years from the date of grant. No option may be exercised after the expiration of its term.

         Termination of Service. If an optionee's service relationship terminates for any reason (excluding death or disability), then the optionee generally may exercise the option within sixty days of such termination to the extent that the option is vested on the date of termination (but in no event later than the expiration of the term of such option as set forth in the option agreement). If an optionee's service relationship terminates due to the optionee's disability, the optionee generally may exercise the option, to the extent the option was vested on the date of termination, within six months from the date of such termination. If an optionee's service relationship terminates due to the optionee's death, the optionee's estate or the person who acquires the right to exercise the option by bequest or inheritance generally may exercise the option, to the extent vested on the date of death, within twelve months from the termination date.

         Nontransferability of Options. Unless otherwise determined by the Compensation Committee, options granted under the Global Integrity Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee.

         Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the Global Integrity Plan as may be determined by the Compensation Committee.

         The Compensation Committee may grant stock appreciation rights under the Global Integrity Plan. A stock appreciation right is the right to the increase, if any, in the fair market value of the Common Stock on the exercise date over the fair market value of the stock on the date of grant. The Company can pay the appreciation in either cash or in shares of the Common Stock, or any combination. Stock appreciation rights may be awarded in combination with options, restricted shares or stock units, and will become exercisable at the times and on the terms established by the Compensation Committee. There are currently no stock appreciation rights outstanding under the Global Integrity Plan.

         The Compensation Committee may grant awards in the form of restricted stock, restricted stock units, or any combination. Restricted stock awards shall be subject to such terms, conditions and limitations as the Compensation Committee deems appropriate. Such limitations may include a vesting schedule pursuant to which the issued shares or units vest in full or installments upon satisfaction of prescribed performance conditions. A restricted stock unit is the right to receive shares of Common Stock upon the satisfaction of vesting conditions. The Compensation Committee may settle vested stock units in a lump sum or installments, and may defer the settlement date. The Compensation Committee may provide for payment of dividend equivalents on unvested stock units in the form of cash, Common Stock or additional stock units. To date, no restricted stock awards have been made under the Global Integrity Plan.

         In the event that the Common Stock changes by reason of any stock split, stock dividend, combination, reclassification or other similar change in capital structure effected without the receipt of consideration, the Compensation Committee may make appropriate adjustments to the number of options, stock appreciation rights, restricted shares and stock units available for future awards, the number of stock units included in any outstanding stock unit award, the number of shares of Common Stock covered by outstanding options or stock appreciation rights or the exercise price under each outstanding stock option and stock appreciation right.

         In the event the Company is party to a merger or reorganization, outstanding options, stock appreciation rights, restricted shares and stock units may, pursuant to the merger or reorganization agreement, be assumed by the surviving corporation, continued by the Company, become exercisable as to all or any part of the option or stock award, terminate, or be settled for cash. The Compensation Committee may determine that each option, stock appreciation right, award of restricted stock or stock unit shall become fully exercisable in the event of a change in control. A "change of control," is defined by the Global Integrity Plan as the acquisition, directly or indirectly, by any individual, entity or group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") of beneficial ownership (within the meaning of Rule 13d-3 under the Act) of more than 25% of the Common Stock outstanding at such time, without prior approval of the Board of Directors.

         An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. Net capital gains on shares held more than 12 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of the fair market value of the shares at the date of the option exercise or the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% stockholder of the Company. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

         An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held more than 12 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

         Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options. However, restricted stock is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code, because the Company may repurchase the stock when the purchaser ceases to provide services to the Company. As a result of this substantial risk of forfeiture, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture (i.e., when the Company's right of repurchase lapses). The purchaser's ordinary income is measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to right of repurchase.

         The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within thirty days of purchase), an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by the Company. Different rules may apply if the purchaser is also an officer, director, or 10% stockholder of the Company.

         No income will be recognized by a recipient in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the recipient generally will be required to include as taxable ordinary income in the year of exercise an amount equal to the sum of the amount of cash received and the fair market value of any Common Stock received on the exercise. In the case of a recipient who is also an employee, any income recognized on exercise of a stock appreciation right will constitute wages for which withholding will be required. The Company will be entitled to a tax deduction in the same amount. If the optionee receives of the Company upon the exercise of a stock appreciation right, any gain or loss on the subsequent sale of such stock will be treated in the same manner as discussed above.

         The grant of a stock unit award produces no U.S. federal income tax consequences for the participant or the Company. The payment of a stock unit award results in taxable income to the participant equal to the amount of the payment received, valued with reference to the market value of the common stock of the Company on the payment date. The Company is entitled to a corresponding tax deduction for the same amount.

Employee Stock Purchase Plan

         The Company's Employee Stock Purchase Plan was adopted by the Board of Directors on September 14, 1999 and approved by the stockholders on that date. The Purchase Plan became effective on October 27, 1999. The Purchase Plan is designed to allow eligible employees and those of participating subsidiaries to purchase shares of the Company's Common Stock, at semi-annual intervals, through periodic payroll deductions. A total of 750,000 shares of the Company's Common Stock may be issued under the Purchase Plan.

         The Plan has a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period began on October 27, 1999 and will end on the last business day in October 2001. The next offering period will begin on the first business day in May 2001, and subsequent offering periods will be set by the Compensation Committee.

         Individuals who are eligible employees on the start date of any offering period may enter the Purchase Plan on that start date or on any subsequent semi-annual entry date (generally May 1 or November 1 each year). Individuals who become eligible employees after the start date of the offering period may join the Purchase Plan on any subsequent semi-annual entry date within that period.

         A participant may contribute up to 10% of his or her cash earnings through payroll deductions and the accumulated payroll deductions will be applied to the purchase of shares on the participant's behalf on each semi-annual purchase date (the last business day in January and July each year). The purchase price per share will be 85% of the lower of the fair market value of the Company's Common Stock on the participant's entry date into the offering period or the fair market value on the semi-annual purchase date. The first purchase date occured on the last business day in April 2000. In no event, however, may any participant purchase more than 500 shares, nor may all participants in the aggregate purchase more than 187,500 shares on any one semi-annual purchase date. Should the fair market value of the Company's Common Stock on any semi-annual purchase date be less than the fair market value on the first day of the offering period, then the current offering period will automatically end and a new offering period will begin, based on the lower fair market value.

         The Board of Directors may at any time amend or modify the Purchase Plan. The Purchase Plan will terminate no later than the last business day in October 2009.


                              CERTAIN TRANSACTIONS

Relationship with BellSouth


         The Company provides network consulting services to BellSouth pursuant to an existing agreement negotiated by both parties in an arm's-length transaction. In fiscal 2000, revenue from BellSouth was approximately $9.0 million. William L. Smith, one of the Company's directors, is Executive Vice President of Network Planning and Chief Technology Officer of BellSouth.


Relationship with Cisco


         The Company provides network consulting services to Cisco pursuant to an existing agreement negotiated by the parties in an arm's-length transaction. This agreement provides that if the Company gives more favorable rates to another client it will inform Cisco and Cisco will have the right to terminate this agreement. In fiscal 2000, revenues from Cisco were approximately $4.3 million. Inder Sidhu, one of the Company's directors, is the Vice President of Worldwide Professional Services at Cisco. Additionally, Cisco owns 1,242,000 shares of the Company's Common Stock.


Relationship with Science Application International Corporation

         As part of the acquisition of Global Integrity, which closed on December 14, 2000, the Company issued 5,240,275 shares of Common Stock to Science Application International Corporation ("SAIC") in exchange for its interest in Global Integrity. SAIC provides Global Integrity various services relating to alarm, telecommunications and IT support functions. In addition, Global Integrity and SAIC license certain of their respective intellectual property to the other. The Company believes that these transactions are on terms that are no less favorable than those that could be obtained from unaffiliated third parties.

Relationship with Paradigm4


         On December 22, 2000, as part of a bridge loan financing, the Company purchased a $1,000,000 Convertible Promissory Note from Paradigm4, Inc., along with warrants to purchase up to 0.7692% and 2.3077% of Paradigm4's outstanding capital stock under certain conditions. The Company recognized approximately $351,000 of revenue in fiscal 2000 from network consulting services provided to Paradigm4. In March 2001, Paradigm4 filed for federal bankruptcy protection, creating significant uncertainty regarding the Company's investment in Paradigm4. Eric Meyer, one of the Company's directors, served on the board of dirctors of Paradigm4 and is a general partner of Meyer Duffy Ventures LLP, a venture capital firm which owned approximately 20% of Paradigm4.

Relationship with DigitalMojo

         On October 6, 2000 the Company purchased 1,000,000 shares of Series A Preferred Stock from DigitalMojo, Inc. at a price of $1.00 per share. The Company recognized approximately $338,000 of revenue in fiscal 2000 from network consulting services provided to DigitalMojo. Eric Meyer, one of the Company's directors, is a general partner of Meyer Duffy Ventures LLP, a venture capital firm which owns approximately 29% of DigitalMojo.

Relationship with Riversoft PLC

         The Company provides network consulting services to Riversoft PLC pursuant to an existing agreement negotiated by the parties in an arm's-length transaction. In fiscal 2000, revenues from Riversoft were approximately $651,000. Additionally, the Company purchased approximately $500,000 worth of software from Riversoft during fiscal 2000. Ronald G. Pettengill, one of the Company's directors and the Company's former Chief Executive Officer, and Eric Meyer, one of the Company's directors, both serve on Riversoft's board of directors. Additionally, Mr. Meyer is a general partner of Meyer Duffy Ventures LLP, a venture capital firm which owns approximately 10% of Riversoft.

Relationship with CCC Network Systems

         The Company recognized approximately $236,000 in revenue in fiscal 2000 from network consulting services provided to CCC Network Systems. Additionally, the Company purchased approximately $596,000 worth of computer hardware from CCC Network Systems during fiscal 2000. Eric Meyer, one of the Company's directors, serves on CCC Network Systems' board of directors and is a general partner of Meyer Duffy Ventures LLP, a venture capital firm which owns approximately 20% of CCC Network Systems.

Relationship with Equinox Solutions, Inc.

         The Company recognized approximately $150,000 in revenue in fiscal 2000 from network consulting services provided to Equinox Solutions, Inc. Eric Meyer, one of the Company's directors, is a general partner of Meyer Duffy Ventures LLP, a venture capital firm which owns approximately 20% of Equinox Solutions, Inc.

Relationship with Tribeca Software

         Tribeca Software paid approximately $53,000 to the Company during fiscal 2000 to lease office space and equipment from the Company. The Company believes that these transactions were on terms that are no less favorable than those that could be obtained from unaffiliated third parties. The Company recognized approximately $255,000 in revenue in fiscal 2000 from network consulting services provided to Tribeca Software.

         Ronald G. Pettengill, Jr., one of the Company's directors and the Company's former Chairman of the Board and Chief Executive Officer, was a director of Tribeca Software until September 1999. Robert L. Belau, the Company's President, and Eric Meyer, one of the Company's directors, are both directors of Tribeca Software. Additionally, Mr. Meyer has served as Tribeca Software's interim Chief Executive Officer since September 1999. Mr. Meyer is a general partner of Meyer Duffy Ventures LLP, a venture capital firm which owns approximately 47% of Tribeca.

Employment Agreement with William W. Wyman

         In April 2001, the Company entered into an employment arrangement with its interim Chief Executive Officer, William W. Wyman, who is also a Director of the Company. Under this arrangement, Mr. Wyman receives compensation from the Company at the rate of $100,000 per three month period. Mr. Wyman was also granted options to purchase 100,000 shares of Common Stock that vest ratably over a three month period ending June 2001. The exercise price per share for these options is $2.26. When a permanent Chief Executive Officer is determined, Mr. Wyman will relinquish his position as the Company's interim Chief Executive Officer.

Loans to Officers

         In August 2000, the Company loaned Gerard E. Dorsey, the Company's Chief Financial Officer, $17,000. The loan was repaid in full in September 2000. There are currently no loans to executive officers outstanding. In the future, the Company may make loans to its executive officers.

Option Grants

         In March 2000, the Company granted Mr. Smith, one of its non-employee directors, options to purchase 25,000 shares of Common Stock at a price of $60.50 per share. Further, in November 2000, we granted Messrs. Dorsey, Nicastro and Papilsky options to purchase 100,000, 150,000 and 75,000 shares of Common Stock, respectively, at a price of $8.125 per share. In December 2000, we granted Mr. Bhimani options to purchase 100,000 shares of Common Stock at a price of $7.1562 per share. In February 2001, we granted Mr. Kearns options to purchase 100,000 shares of Common Stock at an exercise price of $2.875 per share. In April 2001, we granted Messrs. Dorsey, Bhimani, Nicastro and Papilsky options to purchase 68,750, 32,877, 31,250 and 37,500 shares of Common Stock, respectively, at a price of $1.55 per share. For additional information regarding the grant of stock options to executive officers and directors, please see "Executive Compensation, Management and Other Information--Executive Compensation," "--1999 Stock Incentive Plan" and "Security Ownership of Certain Beneficial Owners and Management."

General

         The Company has adopted a policy that all transactions with officers, directors, 5% stockholders and their affiliates be entered into only if they are approved by a majority of the disinterested independent directors, are on terms no less favorable to the Company than could be obtained from unaffiliated parties and are reasonably expected to benefit the Company.


         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

         The Compensation Committee of the Board of Directors advises the Chief Executive Officer and the Board of Directors on matters of the Company's compensation philosophy and the compensation of executive officers and other individuals compensated by the Company. The Compensation Committee is also responsible for the administration of the Company's stock option plans under which option grants and direct stock issuances may be made to executive officers. The Compensation Committee has reviewed and is in accord with the compensation paid to executive officers in 2000.

General Compensation Policy

         The fundamental policy of the Compensation Committee is to provide the Company's executive officers with competitive compensation opportunities based upon their contribution to the Company's development and financial success and their personal performance. It is the Compensation Committee's objective to have a portion of each executive officer's compensation contingent upon the Company's performance, as well as upon such executive officer's own level of performance. Accordingly, the compensation package for each executive officer is comprised of three elements: (i) base salary, (ii) cash bonus payment and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.

Factors

         The principal factors which the Compensation Committee considered with respect to each executive officer's compensation package for fiscal year 2000 are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors in advising the Chief Executive Officer and the Board of Directors with respect to executive compensation for future years.

         Base Salary. The suggested base salary for each executive officer is determined on the basis of the following factors: experience, personal performance, the salary levels in effect for comparable positions within and without the industry and internal base salary comparability considerations. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate.

         Cash Bonus Payment. Under special circumstances, the Compensation Committee has the discretion to pay cash bonuses to executive officers based on both individual performance as well as performance of the Company when predetermined goals are met or exceeded. Bonuses are determined and paid annually.

         Long-Term Incentive Compensation. Long-term incentives are generally provided through grants of stock options. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. Each option generally becomes exercisable in installments over a four year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option grant will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates.

         The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the executive officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term and the individual's personal performance in recent periods. The Compensation Committee also considers the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers. Stock options to purchase an aggregate of 425,000 shares of Common Stock were granted to executive officers in 2000.

CEO Compensation

         The plans and policies discussed above were the basis for the 2000 compensation of the Company's former Chief Executive Officer, Mr. Ronald G. Pettengill, Jr. In advising the Board of Directors with respect to this compensation, the Compensation Committee seeks to achieve two objectives: (i) establish a level of base salary competitive with that paid by companies within the industry that are of comparable size to the Company and by companies outside of the industry with which the Company competes for executive talent and (ii) make a significant percentage of the total compensation package contingent upon the Company's performance and stock price appreciation. In accordance with these objectives, Mr. Pettengill received a base salary of $200,000 and a bonus of $80,000 for fiscal year 2000. He currently holds a total of 980,000 unexercised stock options.

Compliance with Internal Revenue Code Section 162(m)

         As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended, which was enacted into law in 1993, the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that such compensation exceeds $1 million per officer in any one year. This limitation will apply to all compensation paid to the covered executive officers which is not considered to be performance-based. Compensation that does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The Company's stock plans contain certain provisions that are intended to ensure that any compensation deemed paid in connection with the exercise of stock options granted under that plan with an exercise price equal to the market price of the option shares on the grant date will qualify as performance-based compensation.

         The Compensation Committee does not expect that the compensation to be paid to the Company's executive officers for 2000 will exceed the $1 million limit per officer.

                                 THE COMPENSATION COMMITTEE

                                 Peter L. Bloom
                                   Eric Meyer

             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

         The Audit Committee reports to the Board of Directors regarding the appointment and performance of the Company's independent public accountants, the scope and results of our annual audits, fees to be paid to the independent public accountants, compliance with the Company's accounting and financial policies and management's procedures and policies relative to the adequacy of the Company's internal accounting controls.

         The Audit Committee has reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2000.

         The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

         The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

         Based on reviews and discussions referred to above, the Audit Committee recommends to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

         The Board has adopted an Audit Committee Charter which is attached as Appendix A.

         None of the current members of the Audit Committee are "independent directors" as defined by the National Association of Securities Dealers listing standards. An independent director means a person other than an officer or employee of the Company, having a relationship which, in the opinion of the Board of Directors, would not interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Directors who would not be considered independent are (i) any director who accepts any compensation from the Company in excess of $60,000 during the previous fiscal year, (ii) any director who is a member of the immediate family of an individual who is, or has been in the past three years, employed by the Company as an executive officer,
(iii) any director who is a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the Company made, or from which the Company received, payments that exceed 5% of the Company's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years or (iv) any director who is employed as an executive of another entity where any of the Company's executives serve on that entity's compensation committee. In accordance with the rules of the Nasdaq National Market and the Securities and Exchange Commission, other than in certain circumstances, the Audit Committee must be comprised of at least three members who are independent directors.

         While none of the Company's current Audit Committee members are "independent" directors, effective May 1, 2001, the Audit Committee consists of directors Sidhu, Smith and Kelly. The Board has determined that Messrs. Sidhu and Smith are "independent" directors of the Company, and has determined that Mr. Kelly is not an "independent" director because of his position as managing member of General Atlantic Partners, LLC. General Atlantic holds over 15% of the Company's outstanding common stock on a fully diluted basis. Notwithstanding this determination relating to Mr. Kelly, the Board has determined that Mr. Kelly's membership on the Audit Committee is in the best interests of the Company and its stockholders because of his abilities and background and in-depth knowledge of the Company and its financial statements. At General Atlantic, Mr. Kelly has significant responsibilities involving financial accounting and analysis of financial statements. Prior to joining General Atlantic, Mr. Kelly was a financial analyst at Morgan Stanley & Company. Mr. Kelly is also the only member of the newly-constituted Audit Committee to have previously served on the Company's Audit Committee. After appropriate review and discussion, the Board determined that Mr. Kelly's service on the Audit Committee significantly benefits the Company and its stockholders and that his position with General Atlantic will not compromise the performance of his responsibilities on the Audit Committee.

         There is currently an open position on the Board, which the Company expects to fill with an "independent" director who is also expected to serve on the Audit Committee.

Fees Billed to the Company by Arthur Andersen LLP during Fiscal 2000:


         Audit Fees: Audit fees billed to the Company by Arthur Andersen LLP during the Company's 2000 fiscal year for review of the Company's annual financial statements and those financial statements included in the Company's quarterly reports on Form 10-Q totaled $150,000.

         Financial Information Systems Design and Implementation Fees: The Company did not incur any Financial Information Systems Design and Implementation Fees from Arthur Andersen LLP during the Company's 2000 fiscal year

         All Other Fees: Fees billed to the Company by Arthur Andersen LLP during the Company's 2000 fiscal year for all other non-audit services rendered to the Company, including tax-related services totaled $285,000.


                                   THE AUDIT COMMITTEE

                                   Eric Meyer
                                   Braden R. Kelly
                                   William W. Wyman


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of our Common Stock as of April 1, 2001, by:

         o  each Director and nominee for Director,

         o  each of the Named Executive Officers,

         o each person (or group of affiliated persons) who is known by the Company to be a beneficial owner of 5% or more of the outstanding shares of Common stock, and

         o  all of the Company's Directors and Executive Officers as a group.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Unless otherwise indicated, the address for those listed below is c/o Predictive Systems, Inc., 417 Fifth Avenue, 11th Floor, New York, NY 10016. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The number of shares of Common Stock outstanding used in calculating the percentage for each listed person includes the shares of Common Stock underlying options held by such persons that are exercisable within 60 days of April 23, 2001, but excludes shares of Common Stock underlying options held by any other person. Percentage of beneficial ownership is based on 35,734,299 shares of Common Stock outstanding as of April 23, 2001.


                                                                             Beneficial Ownership
                                                                             --------------------
        Name and Address of Beneficial Owner                               Shares          Percent
        ------------------------------------                               ------          -------
Ronald G. Pettengill, Jr.(1) ....................................         2,146,372           5.9%
Robert L. Belau(2) ..............................................         2,550,726           6.9
Gerard E. Dorsey(3) .............................................            59,332             *
Gregory D. Nicastro(4) ..........................................           158,150             *
Peter L. Bloom(5) ...............................................         5,937,017          16.6
Braden R. Kelly(6) ..............................................         5,937,017          16.6
Eric Meyer(7) ...................................................         1,382,502           3.9
Inder Sidhu(8) ..................................................         1,248,250           3.5
William L. Smith (9) ............................................             6,250             *
William W. Wyman (10) ...........................................           106,250             *
General Atlantic Partners, LLC (11) .............................         5,924,517          16.6
Science Applications International Corporation (12) .............         5,240,275          14.7
Franklin Resources, Inc. (13) ...................................         3,699,228          10.4
All directors and executive officers as a group (14 persons) (14)        14,211,402          37.3

----------
* Indicates less than one percent of the Common Stock.

(1) Includes (a) 913,333 shares issuable upon the exercise of currently exercisable options, (b) 1,188,080 shares held by Tao Partners Limited Partnership, (c) 13,709 shares held by Ballantine Associates Limited Partnership, (d) 5,000 shares held by The Pettengill Family Foundation and
      (e) 26,250 shares held by the Ronald G. Pettengill 2000 Irrevocable Trust. Mr. Pettengill and his wife are the sole stockholders of Julcon, Inc., the general partner of Tao Partners Limited Partnership. Mr. Pettengill disclaims beneficial ownership of the shares held by The Pettengill Family Foundation.

(2) Includes (a) 913,333 shares issuable upon the exercise of currently exercisable options, (b) 126,000 shares held by The Belau Family Trust,
      (c) 10,000 shares held by The Belau Family Foundation, (d) 1,468,859 shares held by the Belau First Tier Limited Partnership, (e) 16,235 shares held by the Belau Second Tier Limited Partnership and (f) 10,000 shares held by the Robert Belau 2000 Irrevocable Trust. The general partner of the Belau First Tier Limited Partnership is Belau First Tier, Inc., of which Mr. Belau is the sole stockholder. The general partner of the Belau Second Tier Limited Partnership is Belau Second Tier, Inc., of which Belau First Tier, Inc. is the sole stockholder. Mr. Belau disclaims beneficial ownership of the shares held by The Belau Family Foundation.

(3) Includes 58,332 shares issuable upon the exercise of currently exercisable options.

(4) Includes 157,150 shares issuable upon the exercise of currently exercisable options.

(5) Includes (a) 12,500 shares issuable upon the exercise of currently exercisable options, (b) 4,559,458 shares owned by General Atlantic Partners 54, (c) 349,918 shares owned by General Atlantic Partners 57, and
      (d) 1,015,141 shares owned by GAP Coinvestment Partners II. The general partner of General Atlantic Partners 54 and General Atlantic Partners 57 is General Atlantic Partners, LLC and the managing members of General Atlantic Partners, LLC are also the general partners of GAP Coinvestment Partners II. Mr. Bloom is a managing member of General Atlantic Partners, LLC. Mr. Bloom disclaims beneficial ownership of these securities except to the extent of his economic interest in General Atlantic Partners, LLC, and GAP Coinvestment Partners II. The address of Mr. Bloom is c/o General Atlantic Partners, LLC, 3 Pickwick Plaza, Greenwich, Connecticut 06830.

(6) Includes (a) 12,500 shares issuable upon the exercise of currently exercisable options, (b) 4,559,458 shares owned by General Atlantic Partners 54, (c) 349,918 shares owned by General Atlantic Partners 57, and
      (d) 1,015,141 shares owned by GAP Coinvestment Partners II. The general partner of General Atlantic Partners 54 and General Atlantic Partners 57 is General Atlantic Partners, LLC and the managing members of General Atlantic Partners, LLC are also the general partners of GAP Coinvestment Partners II. Mr. Kelly is a managing member of General Atlantic Partners, LLC. Mr. Kelly disclaims beneficial ownership of these securities except to the extent of his economic interest in General Atlantic Partners, LLC, and GAP Coinvestment Partners II. The address of Mr. Kelly is c/o General Atlantic Partners, LLC, 3 Pickwick Plaza, Greenwich, Connecticut 06830.

(7) Includes (a) 192,500 shares issuable upon the exercise of currently exercisable options, (b) 723,204 shares held by Trigence Partners, L.P.,
      (c) 15,000 shares held by the Eric Meyer 2000 Irrevocable Trust and (d) 10,685 shares held by Five D's Associates L. P. Mr. Meyer is a general partner of each of Trigence Partners, L.P., and Five D's Associates L. P. The address of Mr. Meyer is c/o Meyer, Duffy Ventures, 780 Third Avenue, New York, New York 10017.

(8) Includes (a) 1,242,000 shares of Common Stock owned by Cisco and (b) 6,250 shares issuable upon the exercise of currently exercisable options. Mr. Sidhu is the Vice President of Worldwide Professional Services at Cisco. The address of Mr. Sidhu is c/o Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134-1706.

(9) Includes 6,250 shares issuable upon exercise of currently exercisable options. The address of Mr. Smith is c/o BellSouth Corporation, 1155 Peachtree Street, N.W., Atlanta, Georgia 30309.

(10) Includes 106,250 shares issuable upon the exercise of currently exercisable options and options that vest by June 30, 2001. The address of Mr. Wyman is 4 North Balch Street, Hanover, New Hampshire 03755.

(11) Includes (a) 4,559,458 shares owned by General Atlantic Partners 54, (b) 349,918 shares owned by General Atlantic Partners 57, and (c) 1,015,141 shares owned by GAP Coinvestment Partners II. General Atlantic Partners, LLC is the general partner of General Atlantic Partners 54 and General Atlantic Partners 57 and the managing members of General Atlantic Partners, LLC are also the general partners of GAP Coinvestment Partners
      II. Therefore, General Atlantic Partners, LLC may vote and dispose of the shares owned by these entities. The address of General Atlantic Partners, LLC is 3 Pickwick Plaza, Greenwich, Connecticut 06830.

(12) The address of Science Applications International Corporation is 10260 Campus Point Drive, San Diego, California 92121.

(13) The shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries (the "Advisor Subsidiaries") of Franklin Resources, Inc. ("FRI"). Such advisory contracts grant to such Advisor Subsidiaries all investment and/or voting power over the securities owned by such advisory clients. Therefore, such Advisor Subsidiaries may be deemed to be the beneficial owner of the shares.

(14) Includes 2,414,282 shares issuable upon the exercise of currently exercisable options.

                                PERFORMANCE GRAPH

         The following graph compares the Company's cumulative total stockholder return on its Common Stock during a period commencing on October 27, 1999 (the initial public offering of the Company's Common Stock) and ending on December 31, 2000 (as measured by dividing (i) the sum of (A) the cumulative amount of dividends (if any) for the measurement period, assuming dividend reinvestment, and (B) the excess of the Company's share price at the end of the measurement period over the price at the beginning of the measurement period, by (ii) the share price at the beginning of the measurement period) with the cumulative return so calculated on the Nasdaq Stock Market--U.S. Index and a self-constructed peer group index.

                     Comparison of Cumulative Return* Among
   Predictive Systems, Inc., the Nasdaq Stock Market -- U.S. Index and a Peer
                                    Group (1)

     400  ---------------------------------------------------------------
         |                  #                                            |
     350 |---------------------------------------------------------------|
         |                                                               |
     300 |---------------------------------------------------------------|
 D       |                                                               |
 O   250 |---------------------------------------------------------------|
 L       |                                                               |
 L   200 |---------------------------------------------------------------|
 A       |                  *                                            |
 R   150 |---------------------------------------------------------------|
 S       |                  &                                            |
     100 |--------#*&----------------------------------------------------|
         |                                                           &   |
      50 |---------------------------------------------------------------|
         |                                                          * #  |
      0   --------|---------|---------|---------|---------|----------|---

            10/27/1999    12/99                                     12/00


                                PRDS #          NASDAQ *     PEER GROUP &



                                 PRDS            NASDAQ       PEER GROUP
                                ------          --------     ------------
27-October-1999                 100.00           100.00         100.00
31-December-2000                 39.76            88.93          16.72


(1) The Peer Group consists of the following companies: CIBER, Inc.; marchFIRST Inc. (formerly Whittman-Hart, Inc.); Proxicom Inc.; Razorfish, Inc.; Sapient Corporation and Scient Corporation.


-------------------------------------------------------------------------------


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such filing persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

         To the Company's knowledge, based upon the reports filed and written representations that no other reports were required, during the fiscal year ended December 31, 2000, none of its directors and executive officers failed to file on a timely basis reports required by Section 16(a) with the following exceptions: General Atlantic Partners 54 L.P., one report regarding 2 transactions; General Atlantic Partners, LLC, one report regarding 2 transactions; GAP Coinvestment Partners II, L.P., one report regarding 2 transactions and Peter L. Bloom, one report regarding 4 transactions.


                   STOCKHOLDER PROPOSALS - 2002 ANNUAL MEETING

         Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2002 Annual Meeting must be received no later than January 22, 2002, in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the Board of Directors for the 2002 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal not later than April 1, 2002.

                                    FORM 10-K

         The Company filed an Annual Report on Form 10-K for fiscal year ended December 31, 2000 with the SEC on April 2, 2001. Stockholders may obtain a copy of this report without charge, by writing to Investor Relations, at the Company's principal offices, located at 417 Fifth Avenue, 11th Floor, New York, New York 10016.

                                  OTHER MATTERS

         Management knows of no matters that are to be presented for action at the Annual Meeting other than those set forth above. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy card will vote the shares represented by proxies in accordance with their judgment of what is in the best interest of the stockholders on such matters.

         Proxies will be solicited by mail and may also be solicited in person or by telephone by certain regular employees of the Company. The Company may also consider the engagement of a proxy solicitation firm. Costs of the solicitation will be borne by the Company.


                                       By Order of the Board of Directors

                                       /s/ William W. Wyman
                                       ---------------------------------------
                                       William W. Wyman
                                       Chief Executive Officer and
                                       Chairman of the Board of Directors

New York, New York
May 1, 2001

                                  ATTACHMENT A


                            PREDICTIVE SYSTEMS, INC.
                             AUDIT COMMITTEE CHARTER
1. Organization

        This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors. The committee shall be appointed by the Board of Directors and shall comprise at least three but no more than five members, each of whom are independent(1) of management and Predictive Systems, Inc. (the Company). All committee members shall be financially literate and at least one member shall have accounting or related financial management expertise.

2. Statement of Policy

        The audit committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the quarterly and annual reports filed by the Company, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel or other experts for this purpose.


--------
1 Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. Factors considered to interfere with independence include, but are not limited to:
(a) a member who is employed by the Company or any of its affiliates for the current year or any of the past three years;
(b) a member who accepts any compensation from the Company or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation;
(c) a member who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Company or any of its affiliates as an executive officer;
(d) a member who is partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the corporation made, or from which the corporation received, payments (other than those arising solely from investments in the corporation's securities) that exceed 5% of the Company's consolidated gross revenue for that years in the past three years; and
(e) a member who is employed as an executive of another corporation where any of the Company's executives serve on that corporation's compensation committee.

3. Responsibilities and Processes

         The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

         The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

o The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the audit committee, as representatives of the Company's shareholders. The committee shall have the responsibility to evaluate the independent auditors. Annually, the committee shall review and recommend to the Board the selection of the Company's independent auditors, subject to shareholders' approval.

o The committee shall discuss with the auditors their independence from management and the Company and, on an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In addition, the committee shall review with the independent auditors the nature and scope of any disclosed relationships or professional services and take (or recommend that the Board of Directors take) appropriate action to ensure the continuing independence of the auditors.

o The committee shall provide sufficient opportunity for the independent auditors to meet with the members of the audit committee without members of management being present.

o The committee shall discuss with the independent auditors the overall scope and plans for the audit including the adequacy of staffing and compensation. Also, the committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs, and assess the steps management has taken to minimize potential risks. Further, the committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations. The committee shall investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

o The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

o The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

o The committee shall review the Company's disclosure in the proxy statement for its annual meeting of shareholders that describes that the Committee has satisfied its responsibilities under this Charter for the prior year. In addition, the committee shall include a copy of this Charter in the annual report to shareholders or the proxy statement at least once every three years or in the year after any significant amendment to the Charter.

                                 (Form of Proxy)
                            PREDICTIVE SYSTEMS, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                - May 22, 2001 (This proxy is solicited on behalf
                    of the Board of Directors of the Company)

The undersigned stockholder of Predictive Systems, Inc. hereby appoints William
W. Wyman, Robert L. Belau and Gary N. Papilsky, and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders of Predictive Systems, Inc. to be held at 417 Fifth Avenue, 11th Floor, New York, New York 10016 on May 22, 2001 at 10:00 a.m. (New York City time).

1.     ELECTION OF DIRECTORS (for terms as described in the Proxy Statement)

       |_| FOR all nominees below            |_|   WITHHOLD AUTHORITY
           (except as marked to the                to vote for nominees below
           contrary)

       NOMINEES:  Peter L. Bloom, Eric Meyer and William W. Wyman.

         INSTRUCTION: To withhold authority to vote for an individual nominee, write the nominee's name on the space provided below.


2.     RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

       |_| FOR        |_|  AGAINST      |_|  ABSTAIN

        with respect to the proposal to ratify the selection of Arthur Andersen LLP, independent public accountants, as the Company's independent public accountants for the year ending December 31, 2001, as described in the Proxy Statement.

3.     AMENDMENT TO THE 1999 STOCK INCENTIVE PLAN

       |_| FOR        |_|  AGAINST      |_|  ABSTAIN

       with respect to the proposal to amend the 1999 Stock Incentive Plan as described in the Proxy Statement.

4. IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING

       |_| FOR        |_|  AGAINST      |_|  ABSTAIN

       UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 AS SET FORTH IN THE PROXY STATEMENT.

       Please date and sign exactly as your name appears on the envelope in which this material was mailed. If shares are held jointly, each stockholder should sign. Executors, administrators, trustees, etc. should use full title and, if more than one, all should sign. If the stockholder is a corporation, please sign full corporate name by an authorized officer. If the stockholder is a partnership, please sign full partnership name by an authorized person.


                                         --------------------------------------
                                         Name(s) of Stockholder


                                         --------------------------------------
                                         Signature(s) of Stockholder

Dated: __________